Exhibit 10.20

EXECUTION VERSION

MASTER PARTICIPATION AGREEMENT

Master Participation and Assignment Agreement (as amended from time to time, this “Agreement”), dated as of August 28, 2019, between BCSF I, LLC, a Delaware limited liability company (the “Closing Date Seller”), and BCC Middle Market CLO 2019-1, LLC, a Cayman Islands limited liability company (the “Issuer”).

RECITALS

WHEREAS, the Closing Date Seller owns certain loans (the “Collateral Obligations”) and the Issuer desires to purchase certain of such Collateral Obligations and/or portions thereof as set forth on Annex A hereto;

WHEREAS, Bain Capital Specialty Finance, Inc. (the “Transferor”) has made or will make, on or prior to the date hereof, a capital contribution to the Closing Date Seller, and the Closing Date Seller intends to distribute the Transferred Assets to the Transferor as an equity distribution in the form of a dividend (the “Dividend”), in each case pursuant to (i) that certain credit agreement, dated as of October 4, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Closing Date Seller, as borrower, Goldman Sachs Bank USA, in its capacities as sole lead arranger, syndication agent and administrative agent (in such capacity, the “Administrative Agent”), the lenders from time to time party thereto (the “Lenders”) and U.S. Bank National Association, in its capacities as collateral administrator, collateral agent (in such capacity, the “Collateral Agent”) and collateral custodian and (ii) the Request for Waiver and Consent to Lien Release Dividend, dated as of August 28, 2019, consented to by the Administrative Agent, the Lenders and Bain Capital Specialty Finance, Inc., in its capacities as equity holder and investment manager of the Closing Date Seller, and acknowledged and agreed to by the Collateral Agent;

WHEREAS, the Issuer and the Transferor have entered into a master loan sale agreement (as amended from time to time, the “Loan Sale Agreement”), dated as of the date hereof, pursuant to which the Transferor has agreed to sell certain loans, including the Transferred Assets, to the Issuer, subject to the conditions precedent to each such sale set forth in the Loan Sale Agreement and, with respect to the Transferred Assets that will be Closing Date Participation Interests until elevated to assignments, as set forth herein and subject to the terms of the Indenture;

WHEREAS, the settlement of the acquisition of the Transferred Assets by the Transferor from the Closing Date Seller and by the Issuer from the Transferor shall occur, solely for administrative convenience, pursuant to and in accordance with this Agreement whereby the Closing Date Seller will (i) grant a participation interest in each Transferred Asset directly to the Issuer pursuant to Section 2.01 and (ii) thereafter cause an assignment of each such Transferred Asset to be delivered to the Issuer so that the Issuer becomes the record owner of such Transferred Asset pursuant to Section 2.05;

WHEREAS, such grant by the Closing Date Seller and acquisition by the Issuer of such participation interest in each Transferred Asset is referred to herein as the “Transfer” of such Transferred Asset; and

WHEREAS, with respect to any Transferred Asset, the Closing Date Seller and the Issuer will cause the relevant participation to be elevated to an assignment as soon as practicable, pursuant to the provisions of Section 2.05, after the Settlement Date.  Such elevation is referred to herein as the “Elevation” with respect to any Transferred Asset, and the date of any Elevation of such Transferred Asset is referred to herein as the related “Elevation Date”.

AGREEMENT

Accordingly, in consideration of the mutual agreements set forth herein and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows.

ARTICLE I
Definitions

SECTION 1.01              Certain Definitions; Interpretation.

(a)                                 Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Loan Sale Agreement or, if not defined therein, in the Indenture. In addition, as used herein, the following defined terms, unless the context otherwise requires, shall have the following meanings (to the extent not otherwise defined herein):

“Administrative Agent” has the meaning specified in the Recitals.

“Agreement” has the meaning specified in the Preamble.

“Business Day” has the meaning specified in the Indenture.

“Closing Date Seller” has the meaning specified in the Preamble.

“Collateral Agent” has the meaning specified in the Recitals.

“Collateral Obligations” has the meaning specified in the Recitals.

“Commitment” means, with respect to any Participation Interest, the commitment or obligation under the related Underlying Instruments to advance funds in connection with the related Collateral Obligation.

“Credit Agreement” has the meaning specified in the Recitals.

“Dividend” has the meaning specified in the Recitals.

“Elevation” has the meaning specified in the Recitals.

“Elevation Date” has the meaning specified in the Recitals.

“Funding Advance” has the meaning specified in Section 2.06.

“Funding Date” has the meaning specified in Section 2.06.

“Funding Notice” has the meaning specified in Section 2.06.

“Indenture” means the Indenture, dated as of August 28, 2019 (as amended, modified, restated or supplemented from time to time), between the Issuer, BCC Middle Market CLO 2019-1 Co-Issuer, LLC, as co-issuer and Wells Fargo Bank, National Association, as trustee (together with its successors and assigns in such capacity, the “Trustee”).

“Issuer” has the meaning specified in the Preamble.

“Lenders” has the meaning specified in the Recitals.

“Loan Sale Agreement” has the meaning specified in the Recitals.

“Participation Interest” and “Participation Interests” have the meanings specified in Section 2.01.

“Portfolio Manager” means Bain Capital Specialty Finance, Inc., in its capacity as portfolio manager under the Portfolio Management Agreement, dated as of August 28, 2019, by and between the Issuer and the Portfolio Manager.

“Proceeding” means any suit in equity, action at law or other judicial or administrative proceeding thereof.

“Representing Party” has the meaning specified in Section 3.01.

“Settlement Date” means August 28, 2019.

“Transfer” has the meaning specified in the Recitals.

“Transferor” has the meaning specified in the Recitals.

“Transferred Assets” means the Collateral Obligations or portions thereof (if less than 100%) equal to the applicable Participation Percentage of each such Collateral Obligation conveyed by the Closing Date Seller to the Issuer hereunder, in each case as set forth on Annex A hereto.

(b)                                 In this Agreement, unless a contrary intention appears:

(i)                                     the singular number includes the plural number and vice versa;

(ii)                                  reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Documents;

(iii)                               reference to any gender includes each other gender;

(iv)                              reference to day or days without further qualification means calendar days;

(v)                                 unless otherwise stated, reference to any time means New York, New York time;

(vi)                              references to “writing” include printing, typing, lithography, electronic or other means of reproducing words in a visible form;

(vii)                           reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, supplemented, replaced, restated, waived or extended and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor;

(viii)                        reference to any requirement of law means such requirement of law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any requirement of law means that provision of such requirement of law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision; and

(ix)                              references to “including” means “including, without limitation”.

(c)                                  The titles of Articles and Sections hereof are for convenience only, and they neither form a part of this Agreement nor are to be used in the construction or interpretation hereof.

ARTICLE II
Transfer

SECTION 2.01              Transfer.  Upon the terms and subject to the conditions hereof on the Settlement Date, the Closing Date Seller hereby irrevocably grants to the Issuer, and the Issuer hereby acquires from the Closing Date Seller, an undivided participation interest in each Transferred Asset, which interest shall be understood to include all of the Closing Date Seller’s right, title, benefit and interest in and to the Pro Rata Share of any interest accruing from and after the Settlement Date, any Interest Proceeds and Principal Proceeds to the extent provided in Section 2.02 and, to the extent permitted to be transferred under applicable law and under the applicable transfer document or assignment agreement (or, in the case of any Underlying Instrument that is in the form of a note, any chain of endorsement) executed and delivered in connection with a Transferred Asset, all claims, causes of action and any other right of the Closing Date Seller (in its capacity as a lender under such documentation), whether known or unknown, against any Obligor or any of its affiliates, agents, representatives, contractors, advisors or other Person arising under or in connection with such documentation or that is in any way based on or related to any of the foregoing or the loan transactions governed thereby, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and purchased pursuant to this Agreement (each, a “Participation Interest” and, collectively, the “Participation Interests”), upon the terms and subject to the conditions set forth in this Agreement.  The Issuer hereby assumes all obligations and liabilities of the Closing Date Seller as lender with respect to or in connection with each related Participation Interest arising or occurring on or after the Settlement Date.  The consideration for the transfer of the Participation Interests from the Closing Date Seller to the Issuer shall consist of cash paid to the Closing Date Seller by the Issuer.  The parties hereto agree that, solely for administrative convenience, any amount paid in cash by the Issuer to the Closing Date Seller pursuant to this Agreement on account of its purchase of a Participation Interest to be conveyed hereunder shall be treated for all purposes hereunder and under the Loan Sale Agreement as if such amount had been paid by the Issuer to the Transferor, in partial or full satisfaction of its obligations to pay the purchase price of such initial Transferred Assets under the Loan Sale Agreement and/or a capital contribution by the Transferor to the Closing Date Seller and the corresponding Dividend by the Closing Date Seller to the Transferor; provided that the Issuer, the Closing Date Seller and the Transferor may agree to net certain amounts payable hereunder with other amounts paid in connection with the closing of the notes issued under the Indenture and the distribution of the proceeds thereof.  The Participation Interests are the “Closing Date Participation Interests” referred to in the Loan Sale Agreement and in the Indenture.

SECTION 2.02              Interest Proceeds and Principal Proceeds; Payments of Interest Proceeds and Principal Proceeds and Other Payments Received After the Settlement Date.

(a)                                 With respect to each Transferred Asset, the Issuer shall acquire its Pro Rata Share of all rights to Interest Proceeds and Principal Proceeds that, as of the Settlement Date, are accrued but unpaid with respect to the period from and after the Settlement Date.

(b)                                 If at any time after the Settlement Date the Closing Date Seller receives any Interest Proceeds or Principal Proceeds in respect of the Transferred Assets, the Closing Date Seller shall deliver (or cause to be delivered) promptly to the Issuer its Pro Rata Share of such Interest Proceeds and Principal Proceeds.  If at any time after the Settlement Date the Closing Date Seller receives any other payment (including principal, interest (to the extent relating to the period from and after the Settlement Date) or any other amount) with respect to a Transferred Asset, the Closing Date Seller shall deliver (or cause to be delivered) promptly to the Issuer its Pro Rata Share of such payment, and in the case of any such payment of interest, the Closing Date Seller shall provide (or cause to be provided) a written notice to the Issuer at the time of such delivery setting forth calculations and certifying as to the portion of any interest received that relates to the period from and after the Settlement Date.

(c)                                  Without limiting the foregoing, the Closing Date Seller agrees (a) until the Elevation of each Transferred Asset has been completed, to maintain its existing custodial arrangements and bank accounts established to receive proceeds of such Transferred Asset and (b) to remit (or cause to be remitted) to the Issuer, promptly (but not more than two Business Days) after receipt of such payment and identification thereof, the Issuer’s Pro Rata Share of each payment received in connection with each Transferred Asset to which the Issuer is entitled in accordance with Section 2.01.  The Closing Date Seller acknowledges that from and after the Settlement Date it shall have no equitable or beneficial interest in the Pro Rata Share of any payment received by it with respect to any Transferred Asset (other than any accrued and unpaid interest with respect to the period of time prior to and excluding the Settlement Date).  If the Closing Date Seller modifies or amends the standing instructions delivered to the Closing Date

Seller’s custodian under the Credit Agreement on the date hereof in connection with this clause (c), the Closing Date Seller shall notify the Issuer of such modification or amendment.

SECTION 2.03              Treatment of Transfer; Backup Grant of Security Interest.

(a)                                 Each party hereto (i) agrees that each Transfer shall be a sale or contribution of a participation interest in the relevant Transferred Asset for all relevant purposes (other than tax and accounting purposes) and (ii) intends, and has as its business objective, that each Transfer be an absolute transfer and not be a transfer as security for a loan.  The relationship between the Closing Date Seller and the Issuer shall be that of seller and buyer.  Neither party is a trustee or agent for the other party, nor does either party have any fiduciary obligations to the other party.  This Agreement shall not be construed to create a partnership or joint venture between the parties hereto.

(b)                                 If, notwithstanding such intention, any Transfer is characterized by a court of competent jurisdiction as a transfer as security for a loan rather than a sale of a participation interest in the relevant Transferred Asset, or any Transfer shall for any reason be ineffective to transfer to the Issuer all of the Closing Date Seller’s right, title and interest in any Transferred Asset (including the Interest Proceeds and Principal Proceeds by it with respect to such Transferred Asset), then the Closing Date Seller shall be deemed to have granted to the Issuer, and the Closing Date Seller hereby grants to the Issuer, a security interest in and lien on all the Closing Date Seller’s right, title and interest in and to such Transferred Asset (including the Issuer’s Pro Rata Share of any Interest Proceeds and Principal Proceeds received by the Closing Date Seller with respect to such Transferred Asset), whether now existing or hereafter acquired, in order to secure such loan and all other obligations of the Closing Date Seller hereunder.

(c)                                  After the Settlement Date, the Closing Date Seller shall record in the Closing Date Seller’s books and records the fact that the Closing Date Seller is no longer the beneficial owner of the Transferred Assets conveyed to the Issuer hereunder and, after the relevant Elevation Date with respect to any Transferred Asset, the Closing Date Seller shall record in the Closing Date Seller’s books and records the fact that the Closing Date Seller is no longer the record owner or beneficial owner of such Transferred Asset.  After the Settlement Date, the Issuer shall record in the Issuer’s books and records that fact that the Issuer is the beneficial owner of the Transferred Assets and, after the relevant Elevation Date with respect to any Transferred Asset, the Issuer shall record in the Issuer’s books and records the fact that the Issuer is the record owner and beneficial owner of such Transferred Asset.  The parties hereto acknowledge and agree that, with respect to Partially-Participated Assets, the Closing Date Seller shall remain the record and beneficial owner of the portion of the Collateral Obligation not so sold to the Issuer hereunder, and the Closing Date Seller’s books and records shall reflect such understanding.

SECTION 2.04              Documents; Exercise of Rights and Remedies; Indemnification.

(a)                                 Prior to Elevation, the Closing Date Seller shall furnish to the Issuer (or its collateral administrator) copies of any Underlying Instruments and applicable credit documentation in its possession in respect of a Transferred Asset and, as and when available to the Closing Date Seller (without prejudice to Section 2.05(b)), a copy of each transfer document or assignment agreement (or, in the case of any Underlying Instrument that is in the form of a note, any chain of endorsement), amendment, consent or waiver in connection with any such documentation, provided that the Closing Date Seller is not prohibited from doing so under the related Underlying Instruments or applicable credit documentation after taking into account the next sentence.  The Issuer agrees that it shall maintain the confidentiality of any such documents to the extent required therein and to the same extent as if it were a party thereto and shall, upon the Closing Date Seller’s request, provide to the Closing Date Seller a confidentiality undertaking to such effect in accordance with the terms of the such documentation prior to the delivery thereof.

(b)                                 From and after the Settlement Date, the Closing Date Seller agrees to promptly forward to the Issuer and the Portfolio Manager all notices, requests, reports and communications of any nature received from any Person with respect to each Transferred Asset.  Unless restricted or prohibited under applicable law, rule, order or the relevant Underlying Instruments and/or credit documentation, the Closing Date Seller will not exercise any voting, consent or other right or remedy, or take or refrain from taking any action, in each case with respect to any Transferred Asset (other than Partially-Participated Assets), except as directed by the Issuer; provided that the consent of the Closing Date Seller shall be required (which consent shall be subject to the terms and conditions set forth in the Credit Agreement, including terms requiring consent of Lenders or Agents thereunder) in connection with any such action that (1) increases the funding obligations of the Closing Date Seller with respect to such Transferred Asset or (2) would subject the Closing Date Seller, the Lenders, the Administrative Agent or the other Agents under the Credit Agreement to additional liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements.  With respect to Partially-Participated Assets, the Closing Date Seller retains all voting, consent and other rights and remedies, including to refrain from taking any action, in each case with respect to each such Transferred Asset (which rights shall be subject to the terms and conditions set forth in the Credit Agreement, including terms requiring consent of Lenders or Agents thereunder), provided that the consent of the Issuer shall be required in connection with any such action that (1) increases the funding obligations of the Issuer with respect to such Transferred Asset or (2) would subject the Issuer to additional liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements.  With respect to the exercise of any such voting, consent or other right or remedy, or the taking or refraining from taking any action with respect to any Transferred Asset, pursuant to the sentences in this clause (b) not directed by the Portfolio Manager on behalf of the Issuer, the Closing Date Seller will consult with the Issuer with respect thereto and the Closing Date Seller will take such action or refrain from taking such action as the Closing Date Seller would take if such Transferred Asset were beneficially owned by the Closing Date Seller for its own account (but subject to the terms and conditions set forth in the Credit Agreement, including terms requiring consent of Lenders or Agents thereunder).

(c)                                  Provided that the Portfolio Manager on behalf of the Issuer has directed the Closing Date Seller to take such action and the Closing Date Seller does so, the Issuer shall reimburse the Closing Date Seller for any and all liabilities, obligations, actual losses, actual damages, penalties, actions, judgments, suits, costs, expenses, and disbursements, including legal fees, which may be incurred or made by the Closing Date Seller in connection with any such action so taken by the Closing Date Seller for which the Closing Date Seller is not reimbursed at any time by or on behalf of any Obligor under any applicable Underlying Instruments or credit documentation (other than any thereof resulting from the Closing Date Seller’s gross negligence or willful misconduct).  In no event will the Issuer reimburse the Closing Date Seller for any special, indirect, consequential or punitive damages in respect to any claim hereunder, whether or not known or suspected, unless any such special, indirect, consequential or punitive damages are actually incurred by or are payable by the Closing Date Seller.  In no event will the Closing Date Seller reimburse the Issuer for any special, indirect, consequential or punitive damages in respect to any claim hereunder, whether or not known or suspected, unless any such special, indirect, consequential or punitive damages are actually incurred by or are payable by the Issuer.

SECTION 2.05              Elevation.

(a)                                 Subject to the terms and provisions of the applicable Transferred Assets and of applicable law, the Closing Date Seller shall use commercially reasonable efforts to effect an Elevation, as soon as reasonably practicable, with respect to each such Transferred Asset and take such action (including the execution and delivery of any transfer document or assignment agreement (or, in the case of any Underlying Instrument that is in the form of a note, any chain of endorsement)) as shall be reasonably necessary in connection therewith and in accordance with the terms and conditions of each such Transferred Asset and consistent with the terms of this Agreement.  The Closing Date Seller has prepared individual assignments (or a master assignment) consistent with the requirements of the related Underlying Instruments and provided them to the Persons required under such Underlying Instruments, which assignments will become effective in accordance with such Underlying Instruments upon obtaining certain consents thereto or upon the passage of time or both.  The Closing Date Seller shall pay any transfer fees and other expenses payable in connection with an Elevation and the Issuer will reimburse the Closing Date Seller for half of such fees and expenses after receipt of an invoice therefor from the Closing Date Seller detailing such amounts.  The Issuer shall be responsible for any expenses of administering each Transferred Asset prior to its Elevation.  At Elevation, the Closing Date Seller shall deliver such assignment and the credit documentation (or, solely in the case of any Partially-Participated Assets, copies of the credit documentation) with respect to the related Transferred Asset in its possession to or as directed by the Issuer.  The Issuer and the Closing Date Seller acknowledge and agree that, solely for administrative convenience, any transfer document or assignment agreement (or, in the case of any Underlying Instrument that is in the form of a note, any chain of endorsement) required to be executed and delivered in connection with the transfer of a Transferred Asset in accordance with the terms of any related Underlying Instruments may reflect that (i) the Closing Date Seller is assigning such Transferred Asset directly to the Issuer or (ii) the Issuer is acquiring such Transferred Asset at the closing of such Transferred Asset.  Nothing in any such transfer document or assignment agreement (or, in the case of any Underlying Instrument that is in the form of a note, nothing in such chain of endorsement) shall be deemed to impair the transfers of the Transferred Assets by the Closing Date Seller to the Issuer in accordance with the terms of this Agreement

(b)                                 The Closing Date Seller shall (so far as the same is within its power and control) maintain its existence as a Delaware limited liability company until an Elevation has been effected with respect to each Transferred Asset.  If the Closing Date Seller has not effected an Elevation of a Transferred Asset on or before the day that is 120 days from the Settlement Date for whatever reason or if at any time prior thereto the Closing Date Seller is dissolved prior to effecting an Elevation, the Closing Date Seller and the Issuer agree that the Participation Interests in each of the Transferred Assets shall elevate automatically and immediately to an assignment and all of

Closing Date Seller’s rights, title, interests and ownership of such Transferred Assets shall vest in the Issuer.  Upon the execution of this Agreement, the Closing Date Seller shall be deemed to have consented and agreed to the Elevation with respect to each of the Transferred Assets.  The Closing Date Seller agrees that, following any such date, the Issuer shall be permitted to take any and all action necessary to effectuate an Elevation and/or finalize an assignment of any of the Transferred Assets, and in furtherance of the foregoing, effective immediately upon such date, the Closing Date Seller hereby makes, constitutes and appoints the Issuer, with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, to sign, execute, certify, swear to, acknowledge, deliver, file, receive and record any and all documents that the Issuer reasonably deems appropriate or necessary in connection with any Elevation or finalization of an assignment of any of the Transferred Assets. In addition, the Closing Date Seller, effective as of the Settlement Date, hereby makes, constitutes and appoints the Issuer, with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, to sign, execute, certify, swear to, acknowledge, deliver, file, receive and record any and all documents that the Issuer reasonably deems appropriate or necessary to direct the applicable Obligor or agent bank with respect to any Transferred Asset (other than any Partially-Participated Asset) to deposit directly into the Collection Account the Issuer’s Pro Rata Share of Interest Proceeds and Principal Proceeds in respect of any Transferred Asset.  The foregoing powers of attorney are hereby declared to be irrevocable and a power coupled with an interest, and shall survive and not be affected by the bankruptcy or insolvency or dissolution of the Closing Date Seller.

SECTION 2.06              Funding Commitments.  With respect to any Transferred Asset for which there are Unfunded Commitments, upon receipt by the Closing Date Seller of a notice of proposed funding from the obligor or administrative agent, as applicable, under related Underlying Instruments, with respect to a borrowing of funds or payment of expenses (as applicable) (a “Funding Notice”), the Closing Date Seller shall, notify the Issuer (which may be by e-mail), as soon as practicable but in any case at least one (1) Business Day prior to the date on which such funds are due (the “Funding Date”) of (a) any funding to made in respect of the Issuer’s Pro Rata Share of Unfunded Commitments or in respect of expenses to be paid; (b) the amount of the Issuer’s Pro Rata Share of such funding (the “Funding Advance”); (c) the currency in which the Funding Advance is to be paid and (d) the applicable Funding Date.  The Issuer shall pay the Funding Advance to the Closing Date Seller in immediately available funds, without set-off, counterclaim or deduction of any kind not later than 12:00 p.m. New York time on the related Funding Date; provided that, in the case of Unfunded Commitments for which same day funding is required under the related Underlying Instruments or other Funding Advances for which the Closing Date Seller has failed to provide the Issuer with at least one (1) Business Day’s notice, (x) if the Closing Date Seller delivers the applicable Funding Notice to the Issuer at or prior to 1:00 p.m. New York time on the related Funding Date, the Issuer shall pay the Funding Advance to the Closing Date Seller not later than 5:00 p.m. New York time on such Funding Date and (y) if the Closing Date Seller delivers the applicable Funding Notice to the Issuer after 1:00 p.m. New York time on the related Funding Date, the Issuer shall pay the Funding Advance to the Closing Date Seller not later than 12:00 p.m. New York time on the next succeeding Business Day.

SECTION 2.07              Conduct of Business.  The Closing Date Seller represents, warrants and agrees that, from and after the Settlement Date, it will not engage in any activities with respect to the Transferred Assets (other than Partially-Participated Assets) other than holding record ownership of the Transferred Assets, receiving payments in respect of the Transferred Assets and remitting (or causing to be remitted) to the Issuer its Pro Rata Share of such payments as required hereunder, effecting Elevations with respect to the Transferred Assets and performing its other agreements hereunder with respect to such Transferred Assets.  The Closing Date Seller represents, warrants and agrees that, from and after the date hereof, it shall not sell, grant a security interest in or lien on, or otherwise pledge, mortgage, hypothecate or encumber (or permit such to occur or suffer such to exist other than any security interest therein which will be released contemporaneously with the Transfer of such Transferred Asset hereunder and the grant of the security interest therein granted by the Closing Date Seller to the Issuer hereunder), any part of the Transferred Assets except for (i) the transfer to the Transferor (by way of Dividend) and (ii) the grant of the Participation Interests to the Issuer as provided herein.  The Issuer acknowledges and agrees that, with respect to each Partially-Participated Asset, the liens under the Credit Agreement and the Collateral Documents (as defined therein), in each case against such underlying loan asset (provided, for the avoidance of doubt, that the Participation Interests therein shall not be subject to any such lien) shall continue in favor of the Collateral Agent.

SECTION 2.08              Further Assurances.  Each party agrees to execute and deliver all such further documents as may be reasonably requested by the other party in order to effect each Transfer and each Elevation as contemplated hereby.

ARTICLE III
Representations and Warranties

SECTION 3.01              Representations and Warranties of Each Party.  Each party hereto (each, the “Representing Party”) represents and warrants to the other party as follows:

(i)                                     the Representing Party is duly incorporated or formed, as applicable, and validly existing as an entity and is in good standing under the laws of its jurisdiction of incorporation;

(ii)                                  the Representing Party has the requisite power and authority to enter into and perform this Agreement;

(iii)                               this Agreement has been duly authorized by all necessary action on the part of the Representing Party, has been duly executed by the Representing Party and is the valid and binding agreement of the Representing Party enforceable against such party in accordance with its terms;

(iv)                              the Representing Party is adequately capitalized in light of its contemplated business or activities;

(v)                                 no Transfer will be a transfer of property in connection with any preexisting indebtedness owed by the Closing Date Seller to the Issuer;

(vi)                              there are no agreements or understandings between the Representing Parties (other than this Agreement) relating to or affecting the Transfer or the Transferred Assets and the proceeds thereof;

(vii)                           the Representing Party conducts its business or activities solely in its own name;

(viii)                        the Representing Party provides for the payment of its expenses and liabilities from its own funds;

(ix)                              the Representing Party has not guaranteed and is not otherwise contractually liable for the payment of any liability of the other party;

(x)                                 neither the assets nor the creditworthiness of the Representing Party is generally held out as being available for the payment of any liability of the other party;

(xi)                              the Representing Party maintains an arm’s-length relationship with the other party;

(xii)                           the Representing Party maintains separate financial records that enable its assets to be readily ascertained as separate and apart from those of the other party;

(xiii)                        the Representing Party’s funds are not commingled with those of the other party; and

(xiv)                       none of the execution, delivery and performance of this Agreement by the Representing Party will:

(A)                               conflict with, result in any breach of or constitute a default (or an event which, with the giving of notice or passage of time, or both, would constitute a default) under, any term or provision of the organizational documents of the Representing Party or any indenture, agreement, order, decree or other instrument to which the Representing Party is a party or by which the Representing Party is bound, which conflict, breach or default would have a material adverse effect with respect to the Representing Party; or

(B)                               violate any provision of any law, rule or regulation applicable to the Representing Party of any regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Representing Party or its properties, which violation would have a material adverse effect with respect to the Representing Party.

SECTION 3.02              Representations and Warranties of the Closing Date Seller.  The Closing Date Seller represents and warrants to the Issuer as follows:

(i)                                     Upon the Elevation on the relevant Elevation Date with respect to any Transferred Asset, the Issuer will receive good and marketable title to such

Transferred Asset, free and clear of any pledge, lien, investment interest, charge, claim, equity or encumbrance of any kind created by the Closing Date Seller or any Person claiming through the Closing Date Seller.  Except as provided by Section 2.07 hereof in connection with certain underlying loans related to Partially-Participated Assets, the participation in each Transferred Asset granted hereunder will be granted by the Closing Date Seller to the Issuer free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest (other than any security interest therein which will be released contemporaneously with the Transfer of such Transferred Asset hereunder, the security interest granted hereunder by the Closing Date Seller to the Issuer and Closing Date Seller’s record ownership of the related Transferred Asset which, from and after the Settlement Date to and including the Elevation Date with respect thereto will be and remain free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest). Except for Unfunded Commitments, if any, there is no funding obligation in respect of the Transferred Assets that the Issuer is or shall be required to pay or otherwise perform that the Closing Date Seller has not paid or otherwise performed in full.

(ii)                                  None of the execution, delivery and performance by the Closing Date Seller of this Agreement will adversely affect the nature of the title to any Transferred Asset received by the Issuer as provided in Section 3.02(i).

(iii)                               No consent, license, approval or authorization from, or registration or qualification with, any governmental body, agency or authority, nor any consent, approval, waiver or notification of any creditor or lessor is required in connection with the execution, delivery and performance by the Closing Date Seller of this Agreement, except (A) such as have been obtained and are in full force and effect or (B) those with respect to which the failure to obtain them would not have a material adverse effect with respect to the Closing Date Seller.

(iv)                              The Closing Date Seller has valid business reasons for transferring the Transferred Assets to the Issuer rather than obtaining a secured loan with the Transferred Assets as collateral.  The Closing Date Seller is not effecting any Transfer in contemplation of the Closing Date Seller’s insolvency or with any actual intent to hinder, delay or defraud any of its creditors.

(v)                                 All corporate actions of the Closing Date Seller, with respect to the transactions contemplated hereby, have been and will continue to be reflected in any minutes of the Closing Date Seller.  This Agreement is and will continue to be an official record of the Closing Date Seller.

(vi)                              The Closing Date Seller has been solvent at all relevant times before each Transfer and will not be rendered insolvent by any Transfer.  Before the date hereof, the Closing Date Seller did not engage in or have plans to engage in any business or transaction as a result of which the total assets remaining with the Closing Date Seller would constitute an unreasonably small amount of capital.  The

Closing Date Seller has not incurred and does not intend to incur, debts that would be beyond its ability to pay as they mature.

SECTION 3.03              No Liability.  The Closing Date Seller makes no representation or warranty, express or implied, and assumes no responsibility, with respect to the genuineness, authorization, execution, delivery, validity, legality, value, sufficiency, perfection, priority, enforceability or collectability of any Underlying Instruments or credit documentation executed and delivered in connection with a Transferred Asset.  The Closing Date Seller assumes no responsibility for (except as otherwise expressly provided herein) (a) any representation or warranty made by, or the accuracy, completeness, correctness or sufficiency of any information (or the validity, completeness or adequate disclosure of assumptions underlying any estimates, forecasts or projections contained in such information) provided directly or indirectly by, any obligor in respect of a Transferred Asset or any Underlying Instruments or credit documentation thereof or by any other Person, (b) the performance or observance by any obligor of any of the provisions of any Underlying Instruments or credit documentation in respect of a Transferred Asset (whether on, before or after the Settlement Date), (c) the filing, recording, or taking of any action with respect to any Underlying Instruments or credit documentation in respect of a Transferred Asset, (d) the financial condition of any obligor in respect of a Transferred Asset or of any other Person or (e) any other matter whatsoever relating to any obligor in respect of a Transferred Asset, any other Person or the Transferred Assets.

In making, managing, handling and transferring the Transferred Assets, the Closing Date Seller shall exercise the same care as it normally exercises with respect to loans held for its own account, but the Closing Date Seller shall have no further responsibility to the Issuer except as expressly provided herein and except for its own gross negligence or willful misconduct which results in actual loss to the Issuer.

ARTICLE IV
Miscellaneous

SECTION 4.01              Amendments.  This Agreement may not be amended, altered, supplemented or otherwise modified, except by the execution and delivery of a written agreement by each of the parties hereto and the Administrative Agent.

SECTION 4.02              Communications.  Except as may be otherwise agreed between the parties, all communications hereunder shall be made in writing to the relevant party by personal delivery or by courier or first-class mail by facsimile or email transmission as follows:

To the Closing Date Seller:

BCSF I, LLC

200 North Clarendon Street

Boston, Massachusetts 02116

Email: baincapitalcreditdocs@baincapital.com

Attention: Bain Capital Credit Docs, Attn: Melissa Hagan

To the Issuer:

BCC Middle Market CLO 2019-1, LLC

c/o Bain Capital Specialty Finance, Inc.

200 Clarendon Street, 37th Floor

Boston, Massachusetts 02116

Email: baincapitalcreditdocs@baincapital.com

Attention: Michael Boyle

or to such other address, telephone number or facsimile number as either party may notify to the other party in accordance with the terms hereof from time to time.  Any communications hereunder shall be effective upon receipt.

SECTION 4.03              Governing Law; Waiver of Trial by Jury; Jurisdiction.

(a)                                 This Agreement shall be construed in accordance with the law of the State of New York, and this Agreement, and all matters arising out of or relating in any way whatsoever to this Agreement (whether in contract, tort or otherwise), shall be governed by such law without reference to its conflicts of laws provisions (other than Section 5-1401 of the New York General Obligations Law).

(b)                                 EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 4.03(b).

(c)                                  Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating this Agreement, and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. Each party hereto hereby irrevocably waives, to the fullest extent that it may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each party hereto irrevocably consents to the service of any and all process in any action or proceeding by the mailing or delivery of copies of such process to it the address set forth in Section 4.02. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

SECTION 4.04              Non-Petition; Limited Recourse.

(a)                                 Notwithstanding any other provision of this Agreement, the Closing Date Seller agrees that it may not, prior to the date which is one year and one day (or if longer, any applicable preference period then in effect plus one day) after the payment in full of all Debt and any other debt obligations of the Issuer that have been rated upon issuance by any rating agency at the request of the Issuer, institute against, or join any other Person in instituting against, the Issuer any bankruptcy, reorganization, arrangement, insolvency, winding-up, moratorium or liquidation Proceedings, or other Proceedings under U.S. federal or state bankruptcy or similar laws.  Nothing in this Section 4.04(a) shall preclude, or be deemed to stop, the Closing Date Seller:

(i)                                     from taking any action prior to the expiration of the aforementioned period in (A) any case or Proceeding voluntarily filed or commenced by the Issuer or (B) any involuntary insolvency Proceeding filed or commenced by a Person other than the Issuer; or

(ii)                                  from commencing against the Issuer or any of its properties any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, winding-up, moratorium or liquidation Proceeding.

(b)                                 Notwithstanding any other provision of this Agreement, the Issuer agrees that it may not, prior to the date which is one year and one day (or if longer, any applicable preference period then in effect plus one day) after the payment in full of all “Obligations” (as defined in the Credit Agreement) of the Closing Date Seller under the Credit Agreement, institute against, or join any other Person in instituting against, the Closing Date Seller any bankruptcy, reorganization, arrangement, insolvency, winding-up, moratorium or liquidation Proceedings, or other Proceedings under U.S. federal or state bankruptcy or similar laws.  Nothing in this Section 4.04(b) shall preclude, or be deemed to stop, the Issuer:

(i)                                     from taking any action prior to the expiration of the aforementioned period in (A) any case or Proceeding voluntarily filed or commenced by the Closing Date Seller or (B) any involuntary insolvency Proceeding filed or commenced by a Person other than the Closing Date Seller; or

(ii)                                  from commencing against the Closing Date Seller or any of its properties any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, winding-up, moratorium or liquidation Proceeding.

(c)                                  Notwithstanding any other provision of this Agreement:

(i)                                     The obligations of the parties under this Agreement are at all times limited recourse obligations of such party payable solely from such party’s assets available at such time, and, following realization of such assets and application of the proceeds thereof (including, in the case of the Issuer, in accordance with the applicable priority of payments under the Indenture and, in the case of the Closing Date Seller, in accordance with the applicable priority of payments under the Credit Agreement), all obligations of and any claims against such party hereunder or in connection herewith after such realization shall be extinguished and shall not thereafter revive.

(ii)                                  No recourse shall be had against any officer, director, employee, shareholder, member, manager, beneficial owner, trustee, authorized person or incorporator of either party or its manager or their respective affiliates, successors or assigns for any amounts payable under this Agreement.

(iii)                               The foregoing provisions of this Section 4.04(c) shall not:

(A)                               prevent recourse to such party’s assets for the sums due or to become due under any security, instrument or agreement that is part of such assets;

(B)                               constitute a waiver, release or discharge of any indebtedness or obligation evidenced by this Agreement until all such assets have been realized; or

(C)                               limit the right of either party to name the other party as a party defendant in any Proceeding or in the exercise of any other remedy under this Agreement, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any Person referred to in Section 4.04(c)(ii).

(d)                                 This Section 4.04 shall survive the termination of this Agreement and the payment in full of all Debt pursuant to the Indenture and related Transaction Documents and the payment in full of all “Obligations” (as defined in the Credit Agreement) of the Closing Date Seller under the Credit Agreement.

SECTION 4.05              Parties Benefited.

(a)                                 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither this Agreement nor any right or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) or delegated by either party without the prior written consent of the other party, except that (i) a party may make a transfer of all (but not less than all) of its rights and obligations under this Agreement pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity, and (ii) the Issuer may assign and transfer its rights hereunder to the Trustee under the Indenture.  Any purported transfer that is not in compliance with this provision will be void.

(b)                                 Except for the Trustee, the Lenders, the Administrative Agent and the Collateral Agent (each of whom is an express third party beneficiary hereof), no Person shall be a third party beneficiary of this Agreement.

SECTION 4.06              Severability.  If any term, provision, covenant or condition of this Agreement, or the application thereof to the Closing Date Seller or the Issuer or any circumstance, is held to be unenforceable, invalid or illegal (in whole or in part) for any reason (in any relevant jurisdiction), the remaining terms, provisions, covenants and conditions of this Agreement, modified by the deletion of the unenforceable, invalid or illegal portion (in any relevant jurisdiction), will continue in full force and effect, and such unenforceability, invalidity, or illegality will not otherwise affect the enforceability, validity or legality of the remaining terms, provisions, covenants and conditions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the Closing Date Seller and the Issuer as to the subject matter hereof and the deletion of such portion of this Agreement will not substantially impair the respective expectations of the Closing Date Seller and the Issuer or the practical realization of the benefits hereof that would otherwise be conferred upon the Closing Date Seller and the Issuer.  The Closing Date Seller and the Issuer will endeavor in good faith to replace the prohibited or unenforceable provision with a valid provision, the economic effect of which comes as close as possible to that of the prohibited or unenforceable provision.

SECTION 4.07              Counterparts.  This Agreement (and each amendment, modification and waiver in respect of it) may be executed in any number of counterparts (including by facsimile transmission or other form of electronic transmission), each of which shall be an original, but all of which together shall constitute one and the same agreement.  Delivery of an executed counterpart signature page of this Agreement by facsimile transmission or by electronic transmission (.pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as a deed as of the date first written above.

BCSF I, LLC,
By: Bain Capital Specialty Finance, Inc., its Member
By: BCSF Advisors, LP, its Advisor
as Closing Date Seller

By:	/s/ Andrew S. Viens
	Name:	Andrew S. Viens
	Title:	Managing Director

BCC MIDDLE MARKET CLO 2019-1, LLC,
as Issuer

By:	Bain Capital Specialty Finance, Inc.,
its designated manager

By:	/s/ Sally Dornaus
	Name:	Sally Dornaus
	Title:	Chief Financial Officer

ACKNOWLEDGED:

BAIN CAPITAL SPECIALTY FINANCE, INC.,
By: BCSF Advisors, LP, its Advisor
as Transferor

By:	/s/ Andrew S. Viens
	Name:	Andrew S. Viens
	Title:	Managing Director

ANNEX A

SCHEDULE OF TRANSFERRED ASSETS

[Attached]